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                                                               Exhibit No. 99(a)

                         ADVO ANNOUNCES SUCCESSION PLAN

Windsor, CT -- June 23, 1998 -- ADVO, Inc. (NYSE: AD) announced today that Robert Kamerschen, 62, Chairman of the Board and Chief Executive Officer for the past ten years, will step aside as CEO effective January 1999. He will remain as Chairman as part of an orderly senior management succession plan. Mr. Kamerschen's hand-picked successor as CEO, Gary Mulloy, 53, has been ADVO's President and Chief Operating Officer since 1996. For the time being, Mr. Mulloy will retain the President's title.

Mr. Kamerschen has led ADVO to become the nation's largest direct mail targeting services company with annual revenues of over $1 billion. During his tenure as CEO, Mr. Kamerschen has turned around the profitability of the Company and has created a compelling strategic vision, which is being executed successfully, resulting in significant realization of shareholder value as indicated by a fourteen-fold increase in the market value of ADVO's common stock. ADVO's Board of Directors and Mr. Kamerschen are confident that further success will continue under the leadership of Gary Mulloy.

Mr. Mulloy joined ADVO in November 1996, bringing to the Company nearly twenty-five years of strong management experience and expertise, as well as distinguished credentials in sales and marketing. As President and Chief Operating Officer, he has been instrumental in working with Mr. Kamerschen to steer ADVO toward its strategic targeting vision. Mr. Mulloy is looking forward to taking on additional responsibilities as CEO and leading the Company in its strategic vision of becoming the nation's targeter of choice.

ADVO is the nation's largest full-service targeted direct mail marketing services company with annual revenues of over $1 billion. ADVO specializes in shared and solo direct mail services and provides customized Microtargeting(R) solutions at an affordable price for its clients' print advertising needs. The Company's Mailbox Values(R) branded shared mail program is distributed nationally to approximately 60 million households weekly. An additional 17 million households can be reached on a shared mail basis through ADVO's National Network Extension (ANNE). ADVO has 19 mail processing facilities and 65 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095. The Company can be visited at its web site at www.advo.com.

For additional Information contact:

         Julie Abraham, VP, Planning & Investor Relations
         (860) 285-6391

-OR-     David Stigler, SVP, Legal and Public Affairs
         (860)285-6120